Paladin Realty Income Properties, Inc.

July 24, 2013

Dear Shareholders, Investment Advisors and Registered Representatives,

As we have previously communicated to you, the Board of Directors of Paladin Realty Income Properties, Inc. (“Paladin REIT”) has been exploring various strategic alternatives for our shareholders. Today, we are pleased to announce the proposed merger of Paladin Realty Income Properties, L.P. (“Paladin OP”) with and into a subsidiary of Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (“Resource”) (the “Merger”).

The Boards of Directors of Paladin REIT and Resource have each unanimously approved the Merger pursuant to an Agreement and Plan of Merger dated July 18, 2013 (the “Merger Agreement”) in an all cash transaction that would ultimately result in Resource owning all of Paladin REIT’s real estate assets, including the interests in joint ventures that own a total of 11 multifamily communities with more than 2,600 rentable units and two office properties containing more than 75,000 rentable square feet. The Merger, which is expected to close in the fourth quarter of 2013, is subject to the approval of the Paladin REIT shareholders, a due diligence period of up to 30 days, certain third-party consents, loan assumption documents, and customary closing conditions.

Pursuant to the Merger Agreement, Resource will pay $52.7 million in cash, excluding certain transaction costs and subject to certain adjustments, including, among others, an increase of $3.1 million if Beechwood Gardens Apartments is not sold prior to the closing of the Merger (the “Merger Consideration”).

The Merger Consideration, together with the cash held by Paladin OP at the closing date, net of fees and expenses (the “Distribution”), will be distributed to Paladin REIT and Paladin Realty Advisors, LLC, as owners of all of the outstanding interests in Paladin OP. Paladin REIT, which owns 99.8% of the interests in Paladin OP, will distribute its portion of the Distribution, together with the cash held by Paladin REIT at the closing date, to the Paladin REIT shareholders and liquidate and dissolve. Paladin Realty Advisors, LLC, Paladin REIT’s advisor, will receive the remaining 0.2% of the Distribution, which represents its proportional share. No other fees will be paid to Paladin Realty Advisors, LLC in connection with the Merger. Following completion of Merger, Paladin REIT shareholders will only receive their portion of the Distribution and the cash held by Paladin REIT at the closing date, and will not have any ownership interest in Resource or its subsidiaries.

Paladin REIT intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) relating to a meeting of shareholders to be held to vote on the Merger and the transactions contemplated in the Merger Agreement. The proxy statement will contain important information relating to the Merger, Paladin REIT and Resource. Additional information, including a copy of the Merger Agreement, may be found on Paladin REIT’s current report on Form 8-K, which was filed with the SEC on July 24, 2013. A copy of the proxy statement, when filed, and the Form 8-K and copy of the Merger Agreement will be available on the SEC’s website at www.sec.gov and on Paladin REIT’s website at www.paladinreit.com.

As we stated when we terminated the offering of our common stock as of July 16, 2012, Paladin REIT was required to liquidate or list its shares no later than February 2015. While we built a solid, well performing portfolio, our small scale did not offset the expenses of operating a public company and continuing our current monthly distribution policy. The Paladin REIT Board of Directors, with the assistance of its legal and financial advisors, evaluated a number of potential options to maximize value for our shareholders in pursuit of a strategic alternative, including a liquidation of all of our assets or a sale, merger or other combination with another company. We are pleased to be able to announce this Merger that we believe provides shareholders with liquidity and an attractive valuation for Paladin REIT’s assets.

Paladin REIT intends to continue to make regular monthly distributions to shareholders while the Merger moves forward.

Thank you for your and your clients’ investment in Paladin REIT. We encourage shareholders to contact their financial advisor or us if they have any questions or need additional information. A copy of this letter is being distributed to all shareholders, registered representatives and investment advisors. Please do not hesitate to call Paladin REIT’s Investor Relations at 866-725-7348 or email info@paladinreit.com.

Sincerely,

James R. Worms

President and Chief Executive Officer

Paladin Realty Income Properties, Inc.

Statements included herein that are not historical facts are forward looking statements. These statements are only predictions. We caution that forward looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward looking statements. Forward looking statements are typically identified by the use of terms such as “may” “will” “should” “expect” “could” “intend” “plan” “anticipate” “estimate” “believe” “continue” “predict” “potential” or the negative of such terms and other comparable terminology. For a list of the factors that could cause actual results to vary materially from those expressed in these forward looking statements, see the risks identified in Paladin REIT’s Annual Report on Form 10-K filed with the SEC on March 28, 2013 at Item 1A, “Risk Factors.”

This is neither an offer to sell nor a solicitation to purchase securities